Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on June 18, 2021 (the “Effective Date”) between:

TVAX Biomedical, Inc., a Delaware corporation with its principal place of business at 10900 S. Clay Blair Blvd., Suite 700 Olathe, KS 66061 (“Licensor”), and

V2ACT Therapeutics, LLC, a Delaware limited liability company with its principal place of business at 3030 Bunker Hill Street, Suite 310, San Diego, CA 92109 (“Licensee”).

Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor has developed certain proprietary cell therapy that may be useful in connection with oncolytic virus for the treatment of cancer;

WHEREAS, Licensor and Genelux Corporation have formed Licensee as a new company focused on the development and commercialization of cancer therapy product that combines Licensor’s proprietary cell therapy with oncolytic virus;

WHEREAS, Licensor wishes to grant to Licensee, and Licensee desires to obtain, a license under the Licensor’s intellectual property rights related to its proprietary cell therapy, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct

1.

or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stocking of such Person, by contract or otherwise; provided however that Licensor and Licensee are not Affiliate of each other for the purpose of this Agreement.

1.2 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, or (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or otherwise acquiring the power (whether through ownership interest, contractual right or otherwise) to direct or cause the direction of the management or policies of such Party.

1.3 “Combination Therapy Patent” means the Patent Rights that are set forth in Exhibit A.

1.4 “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the development and commercialization of its own products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate resources designed to meet such goals and objectives.

1.5 “Confidential Information” means, with respect to a Party, all information that is disclosed by or on behalf of such Party or its Affiliate to the other Party or its Affiliate under this Agreement, whether in oral, written, graphic, or electronic form.

1.6 “Control” or “Controlled” means, with respect to any material, information, or intellectual property right, that Licensor (or any of its Affiliate, but excluding Third Party that becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor) owns or has a license to such material, information, or intellectual property right and, in each case, has the ability to grant to Licensee access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party; provided however that if such material, information, or intellectual property right is in-licensed or acquired by Licensor from a Third Party, then Licensor’s Control of such material, information, or intellectual property right shall be subject to Licensee’s agreement to (a) comply with the applicable terms and conditions of the agreement under which Licensor in-licensed or acquired such material, information, or intellectual property right; and (b) pay all amounts that Licensor would be obligated to pay in connection with the grant, maintenance or exercise of a sublicense to Licensee under such material, information, or intellectual property right.

1.7 “Field” means the diagnosis, prevention and treatment of cancer in humans.

2.

1.8 “Know-How” means any proprietary information, including discoveries, improvements, modifications, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise.

1.9 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.10 “Licensed Know-How” means all Know-How that (a) is Controlled by Licensor as of the Effective Date or at any time during the Term; and (b) is necessary or reasonably useful for the manufacture or use of the Licensed T Cell Therapeutic(s) as part of the Product.

1.11 “Licensed Patents” means all Patent Rights that (a) are Controlled by Licensor as of the Effective Date or at any time during the Term; and (b) claim the Licensed T Cell Therapeutic(s) (including composition of matter, method of make and use); but excluding Combination Therapy Patents. Licensed Patents existing as of the Effective Date are set forth in Exhibit B.

1.12 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.13 “Licensed T-Cell Therapeutic(s)” means T-Cell Therapeutics Controlled by Licensor.

1.14 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.15 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.16 “Product” means any single product, procedure or method for the treatment of cancer that combines the steps of administering to a patient, at different times or at the same time: (a) a Licensed T Cell Therapeutic(s), and (b) any Therapeutic Virus.

1.17 “T-Cell Therapeutic(s)” means autologous or allogeneic cancer-specific T lymphocytes produced for treatment of a cancer patient which, optionally, may be genetically engineered. Exemplary cancer-specific T lymphocytes include those produced by TVAX Immunotherapy, TIL immunotherapy, and TCR/CAR-T immunotherapy.

1.18 “Territory” means worldwide.

1.19 “Therapeutic Virus(es)” means virus-based cancer therapeutics, whether a virus (replicating-competent, -non-competent, or conditional replicating) by itself, or in mixture with, attached to or inside others (e.g., other virus, prokaryotic or eukaryotic cell, immune cell, microorganism, protein/peptide, nucleic acid, nanoparticle, chemotherapeutic agent, diagnostic

3.

agent, or other organic or inorganic materials). Exemplary virus-based therapeutics include oncolytic viruses (e.g., replication-competent viruses selected or engineered to preferentially infect and kill cancer cells), vaccines and gene therapy products.

1.20 “Third Party” means any person or entity other than Licensor or Licensee or an Affiliate of either of them.

1.21 Interpretations. In this Agreement, unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSE

2.1 License Grant. Subject to the terms of this Agreement, Licensor hereby grants Licensee:

(a) a non-exclusive, fully paid, royalty free license under the Licensed Technology to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize the Product in the Field in the Territory; and

(b) an exclusive (even as to Licensor and its Affiliates), fully paid, royalty free license under the Combination Therapy Patent to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise commercialize the Product in the Field in the Territory.

2.2 Sublicenses. Subject to the terms of this Agreement, Licensee shall have the right to grant sublicenses (through multiple tiers) to its Affiliates, subcontractors and other Third Parties under its license in Section 2.1, provided that each sublicense shall be subject to and consistent with the terms and conditions under this Agreement and Licensee shall remain primarily responsible for the performance of the obligations hereunder by each of its sublicensees. Except for sublicenses granted to Affiliates and subcontractors, Licensee shall promptly notify Licensor of the grant of any sublicense under this Agreement.

2.3 No Implied License; Negative Covenant. Except as set forth herein, Licensee shall not acquire any license, right or other interest, by implication or otherwise, under any intellectual property rights of Licensor. Licensee covenants that it will not, and it will not permit

4.

any of its sublicensees to, use or practice any Licensed Technology and Combination Therapy Patents outside the Field.

2.4 Non-Compete.

(a) During the Term of this Agreement, neither Licensor nor any of its Affiliates (other than an Acquirer as set forth in Section 2.4(b) below) shall, directly or indirectly, develop, commercialize, promote, make, have made, sell, offer for sale, import and/or export, or enter into any collaboration or license agreement with any Third Party in connection with the development, commercialization, promotion, manufacture, sale, offering for sale, importation and/or exportation of, [***]; provided that the foregoing non-compete obligation shall no longer apply if [***] or, [***] (for clarity, in such event, the license rights set forth in Sections 2.1 and 2.2 shall remain in full force and effect, and the license under Section 2.1(b) shall remain exclusive). For clarity, nothing herein shall limit or restrict Licensor’s right to develop, commercialize or exploit [***].

(b) If a Third Party becomes an Affiliate of Licensor after the Effective Date as a result of a Change of Control of Licensor, then such new Affiliate of Licensor (“Acquirer”) may initiate or continue activities or programs that, if conducted by Licensor, would cause Licensor to violate the non-compete obligations set forth in Section 2.4(a) (an “Acquirer Program”); and such continuation or initiation of an Acquirer Program by the Acquirer will not constitute a violation of Section 2.4(a), provided that the Acquiror conducts the Acquirer Program independent of Licensor’s Therapeutic Virus program and Licensor does not grant the Acquirer any right to use any Licensed Technology or Combination Therapy Patent in such Acquirer Program.

ARTICLE 3

DEVELOPMENT AND COMMERCIALZATION

3.1 Overview. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible, either by itself or through its sublicensees, for the research, development, manufacture and commercialization of the Products in the Field in the Territory.

3.2 Diligence. Licensee shall use Commercially Reasonable Efforts to research, develop, manufacture and commercialize the Products in the Field in the Territory.

3.3 Costs. Licensee shall be solely responsible for all costs and expenses incurred in connection with the research, development, manufacture and commercialization of the Products in the Field in the Territory.

3.4 Reports. Licensee shall keep Licensor reasonably informed on the development and commercialization of the Products in the Field. Within [***] after the end of each calendar year, Licensee shall provide Licensor with a written report summarizing its development and commercialization activities in such calendar year and its plan for the next calendar year. Upon Licensor’s reasonable request, Licensee shall discuss with Licensor the status, progress, results and plan of its development and commercialization activities.

5.

ARTICLE 4

SERVICES

4.1 Overview. Subject to the terms and conditions of this Agreement, Licensor agrees to undertake and perform certain research, development and/or manufacture services (the “Services”) related the Licensed T Cell Therapeutic(s) in connection with the research, development and manufacture of the Products in the Field.

4.2 Work Order. From time to time, Licensee may request Licensor to perform Service by submitting a work order (the “Work Order”) that sets forth the details of the Service, including the scope, requirement, specifications, deliverables, timeline, payment and other terms of such Service. The Parties shall negotiate the terms of each Work Order in good faith. If the Parties reach agreement on the details of the Work Order, the Parties shall execute the Work Order, which shall be incorporated into this Agreement and subject to the terms and conditions of this Agreement. In the event of a conflict between any Work Order and this Agreement, the terms of this Agreement shall prevail, unless the Work Order expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that Work Order. Any modifications to an executed Work Order shall require the written agreement of both Parties. The Parties may also enter into a separate services agreement and/or supply agreement.

4.3 Performance of Services. After the execution of a Work Order by the Parties, Licensor shall use Commercially Reasonable Efforts to perform the Services set forth in such Work Order, in a timely and professional manner, and in compliance with all applicable Laws.

4.4 Payment for Services. In consideration of Licensor’s performance of the Services, Licensee will pay Licensor the fees (including costs and expenses) specified in the applicable Work Order in accordance with the payment schedule set forth therein.

ARTICLE 5

PATENT MATTERS

5.1 Prosecution and Enforcement of Licensed Patents. As between the Parties, Licensor shall have the sole right and discretion to prepare, file, prosecute, maintain, enforce and defend the Licensed Patents, at Licensor’s own costs and expense.

5.2 Prosecution of Combination Therapy Patents.

(a) After the Effective Date, Licensee shall have the right to prosecute and maintain the Combination Therapy Patents (other than any claims that do not claim any Product) at Licensee’s cost and expense. Licensee shall have the right to use patent counsel of its choosing and intends to retain Licensor’s patent counsel initially. Within [***] after the receipt of a written notice from Licensee, Licensor shall (and shall cause its patent counsel to) transfer the patent prosecution of the Combination Therapy Patents (other than any claims that do not claim any Product) to Licensee’s patent counsel, including relevant patent prosecution files, except that Licensor shall have the right to continue the prosecution and maintenance of any claims that do not claim any Product.

6.

(b) The Party that controls the prosecution and maintenance of the Combination Therapy Patent pursuant to Section 5.2(a) (the “Prosecuting Party”) shall consult with the other Party and keep the other Party reasonably informed of the status of the Combination Therapy Patents and shall promptly provide the other Party with all material correspondence received from any patent authority in connection therewith. In addition, the Prosecuting Party shall provide the other Party with drafts of all proposed material filings and correspondence to any patent authority with respect to the Combination Therapy Patents for review and comment prior to the submission. The Prosecuting Party shall consider in good faith and use reasonable efforts to address the other Party’s comments prior to submitting such filing and correspondences.

(c) The Prosecuting Party shall notify the other Party of any decision to cease prosecution or maintenance of any Combination Therapy Patents in any country. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Combination Therapy Patent in such country. In such event, upon the other Party’s request, the Prosecuting Party shall transfer the prosecution and maintenance of such Combination Therapy Patent in such country to the other Party, and the other Party shall have the right to continue the prosecution or maintenance of such Combination Therapy Patent in such country at its own cost and expense.

(d) Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 5.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

5.3 Enforcement of Combination Therapy Patents.

(a) Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any Combination Therapy Patents that involves the development, manufacture or commercialization of any product that combines T-Cell Therapeutics and Therapeutic Virus in the Field (the “Product Infringement”).

(b) As between the Parties, Licensee shall have the first right to bring and control any legal action by counsel of its choice in connection with any Product Infringement at its own expense and as it reasonably determines appropriate after consultation with Licensor. Licensor shall have the right to be represented in any such action by counsel of its choice at its own expense. If Licensee does not to bring such legal action within [***] after the notice provided pursuant to Section 5.3(a), Licensor shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Licensee.

(c) At the request and expense of the Party bringing the action under Section 5.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. In connection with any such proceeding, the Party bringing the action under Section 5.3(b) shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other

7.

Party’s rights in, the Combination Therapy Patents without the prior written consent of the other Party (not to be unreasonably withheld).

(d) Any recoveries resulting from enforcement action under Section 5.3(b) relating to a Product Infringement shall be first applied against payment of each Party’s cost and expense in connection therewith. Any recoveries in excess of such cost and expense shall be retained by the enforcing Party.

(e) Licensor shall have the exclusive right to bring and control any legal action to enforce the Combination Therapy Patents against any infringement that is not a Product Infringement, at its own expense and as it reasonably determines appropriate, and Licensor shall have the right to retain all recoveries resulting therefrom.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d) Compliance with Law. It shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

6.2 Additional Representations and Warranties of Licensor. Licensor represents, warrants, and covenants (as applicable) to Licensee that, as of the Effective Date:

(a) Licensor has the right under the Licensed Technology and Combination Therapy Patent to grant the licenses to Licensee as purported to be granted pursuant to this

8.

Agreement, and Licensor solely owns all right, title and interest in and to the Combination Therapy Patents, free and clear of all liens, claims and encumbrances;

(b) Licensor has not granted, and will not grant during the Term, any license or other right under the Licensed Technology or Combination Therapy Patents that is inconsistent with the license granted to Licensee hereunder;

(c) Exhibit B includes all Patent Rights Controlled by Licensor as of the Effective Date that claim the Licensed T Cell Therapeutic(s);

(d) Licensor has not received any written notice from any Third Party asserting or alleging that the development of any Licensed Technology or Licensed T Cell Therapeutic(s) or Combination Therapy Patent prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; and

(e) there is no pending or, to Licensors’ knowledge, threatened in writing, adverse action, suit, proceeding, or claim against Licensor involving the Licensed Technology or Licensed T Cell Therapeutic(s) or Combination Therapy Patents.

6.3 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Licensee understands that the Licensed Technology, Licensed T Cell Therapeutic(s) and Combination Therapy Patents are the subject of ongoing research and development and Licensor cannot assure that the Licensed Technology, Licensed T Cell Therapeutic(s) and Combination Therapy Patents will be useful or any Product can be successfully developed and commercialized using the Licensed Technology, Licensed T Cell Therapeutic(s) and Combination Therapy Patents.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1 Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify Licensee and its agents, directors, officers and employees (the “Licensee Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Licensor’s obligations under this Agreement, or (b) the negligence or willful misconduct of any Licensor Indemnitee. Licensor’s obligation to indemnify the Licensee Indemnitees pursuant to this Section 7.1 shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.2(a), (b) or (c), for which Licensee is obligated to indemnify Licensor Indemnitees under Section 7.2.

9.

7.2 Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor and its agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any of Licensee’s obligations under this Agreement; (b) the negligence or willful misconduct of Licensee Indemnitees; or (c) the research, development, manufacture or commercialization of any Product by or on behalf of Licensee or its sublicensees. Licensee’s obligation to indemnify the Licensor Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 7.1(a) or (b), for which Licensor is obligated to indemnify Licensee Indemnitees under Section 7.1.

7.3 Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

7.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8.

7.5 Insurance. Licensee shall procure and maintain insurance, including product liability insurance if applicable, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times. It is understood that such insurance shall not be construed to create a limit of Licensee’s liabilities under this Agreement, including with respect to its indemnification obligations under this Article 7. Licensee shall provide Licensor with written evidence of such insurance upon request, and shall provide Licensor with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance.

10.

ARTICLE 8

CONFIDENTIALITY

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

8.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 8.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;

11.

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

8.3 Scientific Publication. Except to the extent required by applicable Laws, Licensee shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to the Licensed Technology or Licensed T Cell Therapeutic(s), without Licensor’s review and approval. Licensee shall deliver to Licensor for review and approval the draft of any proposed scientific publication or presentation relating to the Licensed Technology or Licensed T Cell Therapeutic(s) at least [***] before its intended submission for publication. [***] Licensee agrees to acknowledge the contribution of Licensor and its employees in all scientific publication as scientifically appropriate.

8.4 Publicity.

(a) Subject to the rest of this Section 8.4, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or equivalent foreign agency (the “SEC”) to the extent required by Law after complying with the procedure set forth in this Section 8.4. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [***] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC as represented by the redacted version reviewed by the other Party.

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that

12.

the Party seeking disclosure is required to disclose such information to comply with applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [***] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of the Licensed Technology, Licensed T Cell Therapeutic(s) or Product, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

8.5 Equitable Relief. Each Party acknowledges that a breach of this Article 8 cannot reasonably or adequately be compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect until the expiration of the Licensor Patents and Combination Therapy Patents. Upon the expiration (but not earlier termination) of the Agreement, the license granted to Licensee under the Licensed Technology shall continue and become perpetual and irrevocable.

9.2 Termination for Convenience. [***]

9.3 Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its material obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice.

9.4 Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if

13.

such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

9.5 Termination for Patent Challenge. Except to the extent the following is unenforceable under the Laws of a particular jurisdiction, Licensor may terminate this Agreement immediately upon written notice to Licensee, if Licensee, either by itself or in association with any other person or entity, commences any legal or administrative action or proceeding challenging the validity, patentability, enforceability or scope of any Licensed Patents.

9.6 Effect of Termination.

(a) Termination of License. Upon any termination of this Agreement for any reason, the licenses granted by Licensor to Licensee under this Agreement shall terminate.

(b) Continuation of Sublicense. In the event that this Agreement is terminated by Licensor at a time when there is a Third Party sublicensee in good standing of its sublicense agreement with Licensee, and such termination did not arise from any acts or omissions of such Third Party sublicensee, then, Licensor shall, upon such sublicensee’s request within [***] after termination, enter into a license agreement with such Third Party sublicensee, whereby such Third Party sublicensee will receive a license directly from Licensor under the Licensed Technology and Combination Therapy Patent as a substitute of its sublicense from Licensee. Such direct license shall on substantially the same terms and conditions as this Agreement but shall be the same scope as its sublicense from Licensee in terms of licensed product, field, and territory.

(c) Return of Confidential Information. Each Party shall promptly return to the other Party all Confidential Information of such other Party.

9.7 Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: Sections 6.3, 9.6, 9.7 and 9.8, Articles 7, 8, 10 and 11.

9.8 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 10 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.

10.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

10.3 Binding Arbitration. If the Chief Executive Officers of the Parties are not able to resolve such disputed matter [***] and either Party wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 10.4 below) shall be finally resolved by binding arbitration administered by [***], and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a single arbitrator jointly selected by the Parties. If the Parties are unable or fail to agree upon the arbitrator within [***] after the initiation of the arbitration, the arbitrator shall be appointed by [***]. The place of arbitration shall be [***], and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration regardless of the outcome of such arbitration.

(c) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations.

10.4 Excluded Claim. As used in Section 10.3, the term “Excluded Claim” shall mean any dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Excluded Claims shall be determined by a court of competent jurisdiction.

ARTICLE 11

MISCELLANEOUS

11.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no

15.

covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues, and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

11.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	TVAX Biomedical, Inc.
Suite 700 10900 S. Clay Blair Blvd
Olathe, Kansas 66061
Attention: Wayne O. Carter, Ph.D.
Fax: 913.492.2243

If to Licensee:	V2ACT Therapeutics, LLC
3030 Bunker Hill Street
Suite 310
San Diego, CA 92109
Attention: Thomas D. Zindrick, J.D.
Fax: 858.483.0026

11.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.

11.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.5 shall be null, void and of no legal effect.

11.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

11.10 English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

11.11 Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of California, without giving effect to any choice of law principles that would require the application of the laws of a different state.

11.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{SIGNATURE PAGE FOLLOWS}

17.

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

TVAX Biomedical, Inc.		V2ACT Therapeutics, LLC

By:	/s/ Wayne O. Carter	By:	/s/ Thomas D. Zindrick
Name:	Wayne O. Carter	Name:	Thomas D. Zindrick
Title:	Chief Executive Officer	Title:	Manager

List of Exhibits:

Exhibit A:	Combination Therapy Patents
Exhibit B:	Licensed Patents

EXHIBIT A

COMBINATION THERAPY PATENTS

[***]

EXHIBIT B

LICENSED PATENTS

[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO THE LICENSE AGREEMENT

This FIRST AMENDMENT TO THE LICENSE AGREEMENT (the “First Amendment”) is made and entered into as of September 26, 2021 (the “First Amendment Date”) by and between:

TVAX Biomedical, Inc., a Delaware corporation with its principal place of business at 10900 S. Clay Blair Blvd., Suite 700 Olathe, KS 66061 (“Licensor”), and

V2ACT Therapeutics, LLC, a Delaware limited liability company with its principal place of business at 3030 Bunker Hill Street, Suite 310, San Diego, CA 92109 (“Licensee”).

Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor and Licensee are parties to that certain License Agreement, dated June 18, 2021 (the “Agreement”), pursuant to which Licensor granted to Licensee a non-exclusive and worldwide license to certain intellectual properties related to cell therapy for Licensee to develop and commercialize therapeutic products that combine T-Cell therapy and therapeutic virus; and

WHEREAS, the Parties now wish to amend the Agreement to exclude China from such license.

NOW THEREFORE, in consideration of the mutual promises and agreement set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Section 1.18 is hereby replaced with the following:

“1.18	“Territory” means worldwide except for China. For the purpose of this Agreement, China includes mainland China, Hong Kong, Macau and Taiwan.”

2. The last sentence of Section 2.3 shall be replaced with the following:

“Licensee covenants that it will not, and it will not permit any of its sublicensees to, use or practice any Licensed Technology outside the Field or outside the Territory.”

3. Section 2.4(a) is hereby replaced with the following:

“(a) During the Term of this Agreement, neither Licensor nor any of its Affiliates (other than an Acquirer as set forth in Section 2.4(b) below) shall, directly or indirectly, develop, commercialize, promote, make, have made, sell, offer for sale, import and/or export, or enter into any collaboration or license agreement with any Third Party in connection with the development, commercialization, promotion, manufacture, sale, offering for sale, importation and/or exportation of, [***] in the Territory; provided that the foregoing non-compete obligation shall no longer apply if [***] or, [***] (for clarity, in such event, the license rights set forth in Sections 2.1 and 2.2 shall remain in full force and effect, and the license under Section 2.1(b) shall remain exclusive). For clarity, nothing herein shall limit or restrict Licensor’s right outside the Territory or Licensor’s right to develop, commercialize or exploit [***].”

4. This First Amendment amends the terms of the Agreement as expressly provided above, and the Agreement, as so amended and including all of its other terms and provisions that are not amended, remains in full force and effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. The validity, performance, construction, and effect of this First Amendment shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction. This First Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment in duplicate originals by their duly authorized officers as of the First Amendment Date.

TVAX Biomedial, Inc.		V2ACT Therapeutics, LLC

By:	/s/ Wayne O. Carter	By:	/s/ Thomas D. Zindrick
Name:	Wayne O. Carter	Name:	Thomas D. Zindrick
Title:	Chief Executive Officer	Title:	Manager